Exhibit 4.39

COMPLETION DATE: 19/10/2023

FORMALIZATION LOAN NUMBER:0011-0377-9600318479-91	CURRENCY:US DOLLARS
NAME OF APPLICANT: LATAM LOGISTIC PER P ROPCO LURIN III SRL
AMOUNT GRANTED: 2,000,000.00	LOAN TYPE: BEC CAP. TRAB
CF NAME OF THE GUARANTOR:
ADDRESS: AV JUAN DE ARONA 151 SAN ISIDRO	DEBIT/CREDIT ACCOUNT NUMBER: 0011-0377-0100052734-99

CONTRATO DE CREDITO COMERCIAL

This document contains the “COMMERCIAL CREDIT” agreement with benefits, entered by BANCO BBVA PERU, duly represented by the officials who sign this document, hereinafter referred to as “THE BANK”; and, on the other hand, the applicant, whose identification and other information is set out herein; hereinafter referred to as “THE CLIENT”; on the following terms and conditions:

1.	PURPOSE OF THE CONTRACT

At the request of THE CLIENT, THE BANK approves and grants commercial credit up to the amount indicated in this document, usable only once.

The credit is disbursed by credit to the “Debit/Credit Account” indicated by THE CLIENT and indicated in the heading of this contract.

2.	TERM AND PAYMENT METHOD

The payment of the credit subject matter of this Agreement, including interest, commissions, expenses, and insurance set forth in the Summary Information Sheet that as Annex No. 1, forms an integral part of this contract, will be made in installments, on the dates and for the amounts shown in the respective Payment Schedule that THE CLIENT knows and accepts. THE CLIENT agrees for the Payment Schedule to be sent to the email address registered with the BANK, such sending being sufficient proof of its delivery.

Payment of the fees may be made by means of credits at the branches of THE BANK or by direct debit. THE CLIENT authorizes THE BANK to charge the installments to the “Charge/Credit Account” indicated at the top of this document, with the payment being charged in the order indicated in Article 1257 of the Civil Code.

THE CLIENT irrevocably undertakes to maintain sufficient funds in the account, and specifically on the payment dates established in the schedule, and specifically on the payment dates established in the schedule, to cover the full amount of the applicable fee and the applicable fees and expenses detailed in Annex 1 to this contract. If there are no funds available in the aforementioned account, THE CLIENT authorizes THE BANK to charge the amounts due and due for such concepts, in any other account that it has or may have, -including in other currencies- for the corresponding consideration, releasing THE BANK from all responsibility for the exchange rate that is applied and the opportunity in which it makes use of this authorization.

Payments by direct debit shall be deemed to have been made when the respective account(s) has sufficient available funds for the full payment of the contributions due and due. If the account(s) does not have sufficient funds for the full payment of at least one installment, the payment will not be deemed to have been made.

In the case of credits in foreign currency, payments will be made in the same foreign currency, unless THE BANK accepts payments in national currency, for which THE BANK will apply the sales exchange rate in force on the date on which THE CLIENT makes the payment, THE BANK being released from any responsibility for the exchange difference that may exist.

3.	APPLICABLE FEES, COMMISSIONS, EXPENSES, AND OTHER CHARGES

THE CLIENT accepts that the credit granted will accrue compensatory interest, as well as default interest, penalty and/or any other concept that the regulations allow to be applied in the event of non-payment, which appear in Annex No. 1 which, duly signed by the parties, forms an integral part of this contract.

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Among other cases, and without this list being considered exhaustive, THE BANK reserves the right to modify the rate of compensatory and default interest, the penalty, or any other applicable concept, when it considers that market, credit or risk conditions of the listed or the Line, even if they merit or occur an event beyond Your and the Bank’s control, for which, at the Bank’s discretion, the conditions initially granted must be modified. The amendments will take effect at five.

(05) calendar days of communication to THE CLIENT under the means of communication that THE BANK has at its disposal, giving preference to messages through e-mails and periodic information, at the discretion of THE BANK.

The constitution in default will be automatic. In the event of default, the collection of default interest, penalty or another concept established in Annex No. 1 of this contract will automatically accrue.

Likewise, THE CLIENT declares to be aware of and accept the application of the commissions and expenses detailed in Annex No. 1 and undertakes to pay such items in a timely manner. THE BANK reserves the right to modify the amount of such commissions and expenses, establish new commissions and/or charge additional expenses to those established in Annex No. 1, if it notifies THE CLIENT in the manner and within the deadlines established in this clause.

4.	ADVANCE PAYMENTS

THE CLIENT has the right to make advance payments, in full or in part. If you do so, the interest charged by the Bank will be reduced proportionately to the day of payment and any fees and expenses that may be due on that date will be deducted.

If THE CLIENT decides to make a partial advance payment, he/she must previously choose between reducing the amount of the installments or reducing the term of the Loan, for which a new payment schedule will be issued if requested by the Client.

Likewise, THE CLIENT may pay his/her installment before the due date (advance payment) without this meaning that it is an advance payment. The Client may make the advance payment or the advance of installments if he/she is up to date with the payment of his/her installments of the schedule.

5.	SPECIAL CHECKING ACCOUNT

THE CLIENT authorizes THE BANK to open in the name of THE CLIENT a checking account without a checkbook in the name of THE CLIENT, in which it may record the debits and credits made by reason of this contract and the other’s that it has entered with THE BANK. The parties expressly state that the opening of the current account does not imply novation of the obligations assumed under this Agreement.

6.	OBLIGATIONS OF THE CLIENT

THE CLIENT, in general and without the enumeration being exhaustive, undertakes the following:

a)	To comply with all obligations contained in applicable legal regulations, as well as the requirements of governmental authorities, including but not limited to licenses, certificates, permits, franchises, and other authorizations necessary for the conduct of the business. Environmental and other laws related to social security are also included.

b)	Not to change the ordinary course of their business, not to carry out or finance illegal activities, such as those whose performance results in any type of damage to the environment or to labor and social regulations.

c)	That the funds obtained from THE BANK will be used exclusively for the purpose for which they have been requested from THE BANK.

d)	THE CLIENT undertakes to inform the Bank, within a period of no more than five (5) business days, of any fact or circumstance that could give rise to a substantial deterioration in its income, profits, payment capacity and/or equity situation or also any relevant increase in its expenses. Likewise, it undertakes to report any event that may diminish the value of its assets or compromise its control over them.

e)	THE CLIENT must inform the Bank of any action or procedure, seizure, or seizure, on any of its assets before any judicial or arbitral court, or before any administrative or municipal entity for an amount greater than US$ 100,000.00 (One hundred thousand and 00/100 US Dollars)

f)	It must also inform whether a creditor insolvency process or a bankruptcy or restructuring of liabilities procedure has been initiated or is about to be initiated in accordance with the current legal framework.

g)	THE CLIENT undertakes to make its best efforts to comply with THE BANK’s Environmental Policy.

h)	THE CLIENT undertakes not to carry out.

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No offer, gift, gift, promise of payment, payment or other similar, direct, or indirect, in favor of any public or private official for the purpose of influencing a decision or omission of any authority to obtain benefits related to the financed project.

i)	THE CLIENT undertakes to keep its accounting books and records in accordance with the accounting principles and practices generally accepted in Peru, allowing THE BANK to obtain information from such books and records.

j)	THE CLIENT undertakes to implement the corrective measures requested by THE BANK if the latter becomes aware, considers or verifies that THE CLIENT does not comply with the requirements of the labor, social or environmental regulations in force; within a period that must not exceed 60 (sixty) days from the date on which THE BANK requests the measure. If necessary, THE DEADLINE may be extended by THE BANK, taking into consideration the nature of the event.

k)	THE CLIENT shall provide, if applicable, the necessary facilities to the representatives and/or consultants of THE BANK or to the persons designated by it, to visit the facilities of THE CLIENT.

l)	Take out the insurance policies that THE BANK deems necessary in accordance with the line of business and the nature of its activity.

m)	To report to THE BANK the updated Financial Statements while this contract is in force, on a semi-annual basis in the case of the Balance Sheet and the Profit and Loss Statement and annually in the case of the Statements of Changes in Equity and Cash Flow. For qualified clients such as Micro and Small Business, only the Cash Flow information will be required.

7.	EARLY TERMINATION OF TERMS

The parties agree that THE BANK may consider all the terms of the credit expired and demand the immediate reimbursement of the entire amount owed by THE CLIENT under this Agreement, including compensatory interest, moratoriums, penalties, commissions, expenses, and other applicable concepts, if any of the following occur:

a. If THE CLIENT fails to pay one or more installments established in the Schedule de Pago.

b. If THE BANK verifies that any information, documentation, or data provided by THE CLIENT to support or obtain the credit granted under this Agreement or any other credit or transaction carried out before THE BANK, are false or, in the case of documents, have been adulterated or modified.

c. If, if this is the case, THE CLIENT ceases to attend or suspends its commercial activities.

d. If THE CLIENT disposes of or encumbers more than 25% of its assets, changes its corporate purpose or carries out acts or contracts that could, in the opinion of THE BANK, negatively influence its economic solvency.

e. If THE CLIENT voluntarily submits or is subjected by its creditors to any bankruptcy proceedings.

f. If within 5 business days of the request by THE BANK, THE CUSTOMER does not comply with updating their credit and financial information.

g. If THE CLIENT fails to comply with any of its obligations set forth in this Agreement.

h. If THE BANK determines that a Material Adverse Event has occurred. A Material Adverse Event is understood to be any event that adversely changes the conditions of the capital and financial market or the financial, political, economic, legal, exchange, local and/or international banking conditions or political and/or economic situation of the Republic of Peru.

8.	TERMINATION OF THE CONTRACT

Without prejudice to the provisions of the preceding clause and in accordance with the provisions of Article 1430 of the Civil Code, in the event of non-payment of one or more of the fees established in the Payment Schedule THE BANK may terminate the contract, and THE CLIENT is obliged to immediately reimburse the total debit balance resulting from the settlement made by THE BANK, consisting of the amount due to date, compensatory and moratorium interest, penalties or other concepts, commissions, and expenses applicable to this contract.

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Such liquidation shall be enforceable in accordance with the relevant legal provisions.

9.	POWER OF CENTRALIZATION AND COMPENSATION

In the event of non-compliance with any obligation assumed by THE CLIENT vis-à-vis THE BANK, THE BANK may centralize, in one or more of the accounts held or held by THE CLIENT, the debit or credit balances presented by each of them, without the need for prior authorization or subsequent approval, without THE BANK being responsible for the opportunity in which it makes use of this authorization and/or for the exchange rate used. This authorization includes the right of THE BANK to offset its debts with any property, title or any object of value or rights of THE CLIENT that THE BANK has or may have in its possession and/or in any of the company’s subsidiaries or linked to THE BANK, without any limitation, except in the case of legally excluded assets. THE BANK may offset any debt owed by THE CLIENT, including the amounts derived from any obligation of any nature - civil, commercial, direct, indirect, discount or collection of overdue credit instruments in which THE CLIENT has the status of debtor, acceptor, discounter, guarantor or guarantor - even when they are obligations assigned or endorsed in favor of THE BANK by third parties, or acquired by THE BANK from third parties for any title.

THE CLIENT irrevocably authorizes THE BANK and/or any of its subsidiaries and related companies to carry out in its name and on its behalf all the operations and transactions that are necessary for the purposes of the paragraphs in order to collect its credits, releasing THE BANK from all liability for the opportunity in which it makes the sale. by the price they obtain for the goods sold, and/or by the exchange rate used.

10.	ISSUANCE OF SECURITIES

The parties agree that the issuance and/or delivery of securities in favor of THE BANK, or their renewal or extension, will not produce novation of any of the obligations assumed by THE CLIENT, unless expressly agreed otherwise. Likewise, pursuant to Article 1233 of the Civil Code, the parties agree and agree that the issuance and/or delivery of securities in favor of THE BANK in no case determines the extinction of the original obligations, even if such securities have been damaged for any reason.

11.	INCOMPLETE PROMISSORY NOTE

Pursuant to the provisions of Law No. 27287 and SBS Statement No. G-0090-2001, the parties agree that, on behalf of the loan granted under this Contract, THE CLIENT issues and signs an incomplete promissory note payable to the order of the BANK, which will be completed and issued by the BANK in accordance with the following rules:

●	When the promissory note is issued, the credit transaction to which it is linked will be recorded.

●	The date of issuance of the promissory note shall be the date of execution of this contract.

●	THE CLIENT authorizes THE BANK to complete the promissory note in the cases set forth in Clauses 6 and 7 of this Agreement, at the time it deems appropriate.

●	The amount of the promissory note will be the amount resulting from the settlement made by THE BANK and will include the total amount due up to the date of such settlement, including capital, compensatory interest, moratoriums, penalties or other concepts, commissions, insurance and expenses at the highest rates established by THE BANK in its Tariff Schedule on the date on which such settlement is made or, at the option of THE BANK, at any of the interest rates, commissions and expenses that it has established in its Tariff Schedule since the obligation was contracted.

●	For the payment of default interest, penalty, or any other concept, it will not be necessary to constitute a default, which is automatic.

●	The maturity date of the promissory note shall be the date on which the Bank settles the amount due.

●	The promissory note will be issued with the No Protest clause. Notwithstanding the foregoing, the holder may protest it by THE CLIENT assuming the costs of such diligence.

●	THE CLIENT accepts that from the due date of the promissory note until its effective payment, the amount stated in said security will accrue compensatory and moratorium interest, penalty, or other applicable concept, at the agreed rates and with the established amounts until the cancellation.

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THE CLIENT declares that he/she has received a copy of the incomplete promissory note that he/she has issued and signed and that he/she has been informed by THE BANK of the legal mechanisms that protect it and authorizes the BANK to transfer the promissory note without any reservation or limitation.

12.	MODIFICATION OF THE CONTRACT

THE BANK reserves the right to modify the terms and conditions established in this contract, without the need for intervention, prior authorization, or subsequent confirmation from THE CLIENT, to whom it will be communicated under the communication mechanisms established by the Bank for the modification of interest rates and commissions and with no less than five (05) calendar days in advance of their entry into force.

13.	SENDING INFORMATION

THE CLIENT authorizes THE BANK to send information about the debit balance, payment dates, last payments, charges made, commercial campaigns and any other information related to the operations maintained in THE BANK, through telephone banking, Internet, e-mail, messaging, ATMs, SMS text messages, and any other means that THE BANK deems appropriate. refer you through any of these mechanisms.

Likewise, THE CLIENT acknowledges that the definitive and valid information regarding the transactions carried out by THE CLIENT are those registered with THE BANK.

14.	ASSIGNMENT OF RIGHTS

THE CLIENT acknowledges and accepts that THE BANK may assign its rights derived from this contract, either through an assignment of rights or through the constitution of the autonomous equity for the purposes of its securitization or similar mechanisms, or sale of portfolio, or issuance of mortgage instruments or bonds and/or any other way permitted by law, That THE CLIENT hereby gives its express and irrevocable consent to such assignments and transfers, including the corresponding guarantees that it may have constituted in favor of THE BANK in support of its obligations, for which it is sufficient that THE BANK communicates the identity of the new creditor or holder of the rights and guarantees assigned.

15.	PRUDENTIAL RULES

If THE CLIENT incurs in any of the cases established by the prudential regulations issued by the Superintendence of Banking, insurance and AFPs, THE BANK may modify the contract in aspects other than interest rates, commissions, and expenses, in which case the term indicated in clause 3 will not apply, and/or terminate this contract by communicating such decision within seven days thereafter. Likewise, in application of the prudential rules, the BANK may decide not to contract with THE CLIENT.

16.	ENHANCED LOAN

The Bank and Listed may agree to contract a Financial Derivative (Operation Swap) in parallel (associated) with the financing, under this Agreement. In this case, through this Financial Derivative, a payment obligation will be generated parallel to that indicated in the Financing Schedule in a currency other than the one agreed.

If listed has contracted a Financial Derivative associated with financing, it will not be able to make partial or total advance payments. Listed shall only comply with the payment of the Financial Derivative Schedule in the currency and amount set forth therein. The same direct debit and clearing rules as set out in this clause apply.

17.	DOMICILE AND APPLICABLE JURISDICTION

THE CLIENT indicates as the address indicated in this document, to which THE BANK will send the necessary communications, as well as the judicial and extrajudicial notifications to which it may be applicable; unless, by means of a notarized letter or any other means implemented by THE BANK, THE CLIENT informs THE BANK of the change in his/her domicile.

THE BANK indicates as its domicile the premises of its commercial offices in this city. In the case of Lima, the domicile will be the headquarters located at República de Panamá N° 3055, San Isidro.

Likewise, the parties submit to the jurisdiction of the judges of the judicial district corresponding to the Office of THE BANK where the credit subject matter of this Agreement was granted.

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18.	BAIL

The guarantor(s) who sign this document are parties to this Agreement (jointly and severally with each other) as joint and several guarantor(s) of THE CLIENT, without benefit of exemption, undertaking to pay the obligations assumed by THE CLIENT in favor of THE BANK; including compensatory interest, arrears, penalties or other concepts, commissions and expenses of any kind arising from this Agreement, without reservation or limitation of any kind. The Guarantor(s) undertakes to pay, indistinctly and jointly and severally against THE BANK, the promissory note mentioned in Clause 10 of this Agreement.

In accordance with the provisions of Article 1877 of the Civil Code, THE CLIENT must replace the guarantor or offer another guarantee to the satisfaction of THE BANK, if the guarantor becomes insolvent.

THE BANK shall send to the address of the Guarantor(s) indicated in this Agreement, the judicial and extrajudicial notifications that may be applicable; The provisions of clause 13 of this contract shall apply.

The guarantor(s) and THE CLIENT accept from now on the extensions and renewals that they may grant to THE BANK, without the need for them to be communicated or subscribed by them.

Likewise, they waive the right to make use of the power granted by Article 1899 of the Civil Code. The guarantor(s) hereby irrevocably authorizes THE BANK, if it so decides, to compensate the partial or total amount of the obligations arising from this Agreement in its ordinary current account or in any other account that it has or may have in THE BANK, if such amounts are not paid by THE CLIENT.

The guarantor(s) waive the right to demand from THE BANK the transfer of the guarantees granted by the guarantor, in the event that it complies with the payment of the obligations assumed by THE CLIENT by virtue of this Agreement, the Promissory Note indicated in clause 11, the compensatory interest, moratoriums, penalties or other concepts, commissions and expenses that may be generated; as well as any other obligation arising therefrom.

The guarantor(s) submit to the judges and courts of the jurisdiction of the judges of the judicial district corresponding to the Office of THE BANK in which the credit subject matter of this Agreement was granted.

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I hereby CERTIFY that this Credit Agreement, as well as the corresponding promissory note(es), have been signed in my presence by the parties thereto.

Name:

Office:

Registration:

Location, SIGNATURE

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BUSINESS LOAN

COMPANY

Annex N° 1

INFORMATION SUMMARY

ANNEXED TO CONTRACT NO. 0011-0377-9600318479-91

COMMERCIAL PRODUCT	WORKING CAPITAL

Main Requested:	2,000,000.00
Number of quotas	008
Periodicity of quotas:	PERIOD MEN
Total amount top pay:	2,120,799.27
Commission for early liq: (2-ii) :	5%
Physical Shipping Commission from	24.00
Periodic Information (3)	NO APLICA
Insurance Tax Relief Modality	NO APLICA
Nominal Annual Default	YES 14.45%
Interest Rate (1 ,iv)	US$ 11.62%

CURRENCY US DOLLARS

Annual Effective Internal
Compensatory Rate	8.350000%
(TEA)(1.i)	13
Date of Payment of Fees	009 MONTHS
Total Duration
Total Amount of	120,775.27
Compensatory Interest to Be Paid
Operational Management Fee (8)	10.000000%
Annual Effective	NO APPLY
Default Interest Rate	245.00
(1,iii) Cia Aseguradora
Penalty for Failure to Pay
(4-i)	245.00
(4-ii)

This document reflects the interest rates, commissions, penalties and any other concept that the current regulations allow to be applied in the event of non-payment, as well as the expenses applicable to the Commercial Loan.

1.	Fees

i.	Fixed Compensatory Interest Rate (TEA)

It is calculated on a 360-day basis.

ii.	Annual Effective Cost Rate (APR)

Rate that expresses the total cost of the loan, which includes the amount of all installments (principal and interest) and all charges made by the Bank for commissions, expenses and applicable insurance.

The rate will be determined at the time of credit approval and will be reflected in the payment schedule.

iii.	Annual Effective Rate of Default Interest

It is the interest that is applied in cases where the customer fails to pay at least one installment on the dates established in the Payment Schedule. Delinquency is automatic. It is calculated on the basis of 360 days based on the days in arrears. The moratorium TEA applies to Legal Entities other than Microenterprises.

iv.	Nominal Annual Interest Rate

It applies in case of default in the timely payment of your loan installment, based on the days of arrears. Applies to Individuals with Business and Microenterprises Failure to pay generates a report to the Risk Center with the corresponding classification.

2.	Early Settlement Fee

You will pay the amount of the commission established in this document for the new settlement to be made by the Bank for the total or partial advance payment or advance of installments.

The Client has the right to make advance payments, in whole or in part. Advance payment is a payment greater than two (02) installments (which includes the one due in the period). If you do so, the interest charged by the Bank will be reduced proportionately to the day of payment and any fees and expenses that may correspond to that date will be deducted. If the Client decides to make a partial prepayment, he/she must first choose between reducing the amount of the Installments or reducing the term of the Loan, for which a new payment schedule will be issued upon request.

Likewise, the Client may pay his/her Installment before the due date (advance payment) without this meaning that it is an advance payment and without reducing interest, commissions or expenses. The Installment Advance is the payment less than or equal to two (02) installments (which includes the one due in the period).

The Client may make the advance payment or the advance of installments, provided that he/she is up to date with the payment of his/her installments of the schedule and his/her insurance(s).”

Not applicable to Developer Loans. Not applicable to Refinanced Loans.

Not applicable to loans secured by invoices and/or drafts.

i.	2.00% applies to commercial loans with a term of more than 90 days and less than 12 months.

ii.	5.00% applies to commercial loans with a term greater than 12 months.

This commission DOES NOT APPLY to Individuals with businesses and Micro-Enterprises.

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3.	Commission for Sending Periodic Information

Loan on national currency:	S/	8.50
Loan on foreign currency:	US$	3.00

4.	Penalty for Failure to Pay

The following will be applied to the fee not paid in a timely manner, from the day following its due date until the effective date of payment:

i.	2.00% of the amount of the installment to be paid, applicable from the first day of delay until the thirtieth (30th) following day, as long as there are no overdue and unpaid installments, since in that case the penalty greater than 30 days will be applied. The maximum amount of this penalty during this period is US$5.00 (for loans in foreign currency) or S/15.00 (for loans in national currency) and as a maximum amount it will be US$50.00 (for loans in foreign currency) or S/150.00 (for loans in national currency).

ii.	5.00% of the amount of the fee to be paid, applicable from the thirty-first (31st) day of delay in the payment of the fee until the effective date of payment and on the due date of all outstanding installments. The maximum amount of the penalty during this period is US$10.00 (for loans in foreign currency), 6 S/35.00 (for loans in national currency) and as a maximum amount it will be US$50.00 (for loans in foreign currency) or S/150.00 (for loans in national currency).

This penalty shall be applied^ in addition to default interest. In the event of non-payment by you, the corresponding report will be made to the Risk Centers with the corresponding rating, in accordance with the Regulations for the Evaluation and Classification of the Debtor and the Requirement of Provisions.

This charge DOES NOT APPLY to Natural Persons with business and Microenterprise.

5.	Title Study Fee: US$150.00.

Applicable for the provision of guarantees in favor of the Bank.

6.	Warranty Formalization Fee:

Real Estate	0.12% of the commercial value of the guarantee
Movable Assets	0.10% of the commercial value of the guarantee

The minimum amount to be paid for this commission is US$50.00 and the maximum is S$1,000.00.

7.	Annual Warranty Review Fee

Real Estate	0.06% of the commercial value of the quotation
Movable Assets	0.10% of the commercial value of the quotation

The minimum amount to be paid for this commission is US$50.00 and the maximum is S$1,000.00.

8.	Commission for Operations

Operational Management for loans less than or equal to 12 months (Applies to any amount).	.2% of the principal amount of the loan requested.	Minimum: S/300 6 US$ 100. If you are a Business and Corporate Banker.	Minimum: S/300 6 US$ 100. If you are a Retail Banker.

Operational Management for loans longer than 12 months (Applies to loans less than or equal to S/ 85,000 6 US$30,500).	0.5% of the principal amount of the loan requested.	Minimum: S/350 6 US$ 120. If you are a Business and Corporate Banker.	Minimum: S/350 6 US$ 120. If you are a Retail Banker.

In the case of Global Clients and Investment Banking, this fee is called the Credit Report Management Fee, applicable to the credit evaluation.

This commission DOES NOT APPLY to Natural Persons with Business and Microenterprise.

9.	Structuring Commission for Medium Term commercial loans (Greater than 12 ITIGSGS).

For operations greater than S/85,000 6 US$30,500: 3.5% of the amount of the commercial loan.

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This commission DOES NOT APPLY to Natural Persons with a business or Microenterprise.

10.	Endorsed Insurance Policy Rating: US$ 60.00

For the service of review and evaluation of conditions and coverages, endorsements and renewals of policies. The payment is made each time the policy is presented/modified/renewed. Likewise, for the annual verification of the validity of the policy, which will also generate a charge on each anniversary of the insurance and throughout its validity. The commission will be charged to the Associated Account, however, if there is no money (funds) in the Account, the Bank may charge it from any account that is or may be held by the Bank.

This commission DOES NOT APPLY to the Evaluation of the Endorsed Tax Relief Insurance Policy, for the segments Natural Person with Business and Microenterprise.

11.	Fee for Debt Review

Loans with Mortgages/Industrial Pledges and Vehicle Pledges (vehicle value less than 40UIT) At the minute level (I) US$100.00

Loans with Mortgages/Industrial Pledges and Vehicle Pledge (vehicle value greater than or equal to a 40UIT) at the level of public deed (ii) US$ 150.00

(j)y (ii): In both cases, the costs for registry services must be added.

This commission DOES NOT apply to Individuals with a business or micro-enterprise.

12.	Registration Fees:

By concept

Mortgage

-	Registration of the transfer of immovable property

-	Legal Constitution of the Mortgage

-	Registry blocking of each item of the property(s)

-	Presentation of the title of each property

-	Registry entry sheet consulted in Public Registries

Secured Transactions

-	Legal constitution of the security interest

-	Presentation of the title of the movable security

-	Negative certificate of the movable security

-	Lien Certificate

Vehicle Secured Transactions

-	Registration of the transfer of the vehicle

-	Legal constitution of the security interest

-	Registry entry sheet consulted in Public Registries

The expenses for these concepts must be paid by you directly to the Notary and before disbursement, according to the rates of Public Registries in force at the time of the act.

13.	Expenses for Notary Fees

These are the costs for the notary services necessary to complete the credit transaction and the guarantees that cover it. The amount of these expenses is that provided by the Notary: (i) for the constitution of a mortgage guarantee, or (ii) for the constitution of any movable guarantee. These expenses will not be financed by the Bank and must be paid by UstecT directly to the Notary (published in the Bank’s Tariff Book). It applies if the customer provides a guarantee in favor of the Bank.

14.	Appraisal Fees

First Appraisal

Real Estate: 0.08% of the appraised commercial value

Personal Property: 0.10% of the appraised commercial value

For Post-Disbursement Appraisals

Real Estate: 0.04% of the appraised commercial value

Personal Property: 0.10% of the appraised commercial value

The minimum amount to be paid to appraisers is US$50.00 and the maximum amount is US$800.00.

Both compensatory interest and default interest will be capitalized daily.

The capitalization of default interest does not apply to Natural Persons with Business and Microenterprises.

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16.	Other Expenses and Court Fees:

Refinancing, judicial or out-of-court settlement: 3%. Expenses apply to secured or unsecured debt.

Total debt cancellation with guarantee: 0-45 days: 13%; 46-90 days: 10%; 91-180 days: 7%; 181 days or more: 5%. Expenses applied when the debt that is secured goes to judicial collection. Applicable on the impaaa debt, depending on the days elapsed of the debt in court.

It does not apply to PNN and Micro Enterprises.

Total unsecured debt cancellation: 0-90 days: 15%: 91 or more: 12%. Expenses applied when the unsecured debt goes to judicial collection. Applicable on unpaid debt, depending on the number of days elapsed of the debt in court. NNP and Microenterprises do not apply.

17.	Insurance

Expense that the Bank will incur in the event that the client requests the contracting of Property Insurance, Vehicle Insurance, Tax Relief Insurance, as well as other insurances related to other guarantees that cover the loan. To this end, the customer authorises the bank to debit the amount of the “Insurance” premiums from the associated account and/or any other account of which it is the holder, while the loan remains in force. If required by the Bank, such insurance must necessarily be constituted as a condition for the present credit operation.

17.1	Tax Relief Insurance

The insurance policy will be taken out with Rimae Seguros y Reaseguros. This insurance does not apply to the Legal Entities Segment, so no charge for this concept will be displayed in your payment schedule.

The monthly premium of this insurance will be calculated by applying the rate (percentage) on the outstanding balance of the loan. The coverages provided by the tax relief insurance are: 1. Death of the Insured; 2. Total and Permanent Disability due to accident; 3. Total and permanent disability due to illness. Survival coverage is also included in the Insurance with Refund modality, which allows the insured to request a refund of a percentage of the premiums (cost of insurance) from the insurance company as provided for in the certificate. This modality applies only to loans with a term equal to or greater than 24 months.

Policy Number in Soles : 8710500001 Policy Number in Dollars: 8710500002

17.2	Seguro del Bien (otros seguros)

The risks covered by the insurance of the property, stocks and fixed machinery are: All risk of fire and aligned lines. Additional coverages, exclusions and conditions can be found in the relevant insurance policy.

The risks covered by machinery and mobile equipment insurance are: All risks of machinery equipment and contractors. Additional coverages, exclusions and conditions can be found in the relevant insurance policy.

The risks covered by vehicle insurance are: own damage and civil liability to third parties. Additional coverages, exclusions and conditions can be found in the relevant insurance policy.

INSURANCE Client Merchant Rate		Policy Numbers
Property - House Habitation Property - Commercial Premises	0.33% 0.40%	501647 (Regular Goods) 501649 (Restricted Goods)
Stock Machinery & Stationary Equipment Machinery & Mobile Equipment	0.49% 0.89% 0.95%
Vehicles	The amount of the premium will depend on the brand. The Type of the year of manufacture of the vehicle, as indicated in the insurance policy provided.	755223 (Regular Goods) 755225 (Restricted Goods)

NOTE:

1. The information provided here is for information purposes only. More information on coverage, exclusions and conditions can be found in the Certificate of Insurance. In the event of an accident, you must contact the Rimae Emergency Center: Alo Rimae at 411 -1111 or the BBVA Office at (01) 595-0000, where you will be provided with the appropriate information.

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IMPORTANT NOTES:

17.2.1	The annual effective Compensatory Interns Rate is calculated over 360 days and is compounded daily. In case you have a grace period, the interest generated during it will be capitalized.

17.2.2	If, as a result of duly proven intent or fault, Listed is misled and, as a result, it makes an overpayment, such amount is recoverable and will accrue until its repayment the maximum amount of compensatory interest agreed for this credit operation or, failing that, legal interest.

17.2.3	Transactions carried out based on the loan will be subject to the Financial Transaction Tax (FTT). Being that the collection of 0.005% of the total operations will be made iaual or greater than S/1000 or US$ 1000 and any other tax according to legal provisions.

17.2.4	You have the right to request a copy of the appraisal if a guarantee has been provided in favour of the bank.

17.2.5	The joint and several guarantors and/or guarantors support the credit transaction, and any other present or future, direct or indirect obligation that You have contracted or assume with the Bank during the term of the Loan. The term of the warranty will be indefinite and will only be released when You meet all the guaranteed obligations.

17.2.6	The granting of the loan entails the opening or maintenance of an associated account (savings or current). It is subject to the conditions set out in your own contract.

17.2.7	The payment schedule is sent to the Customer’s email.

You declare that the Fact Sheet, as! and the Contract, were delivered to you for your reading and your doubts were absolved and you sign this document in serial acceptance and agreement of all the information contained therein.

MIRAFLORES, 19-10-2023

CLIENT SIGNATURE	BBVA

Name:

Address:

Legal Representative:

DNI/RUC:

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RUC. 20100130204	TERMINATION:...............

REF.: LOAN AGREEMENT N°:0011-0377-9600318479-91

NAME OF DEBTOR: LATAM LOGISTIC PER PROPCO LURIN III SRL

ACCOUNT: 0011-0377-0100052734-99

AMOUNT

CURRENCY:____________________

PROMISSORY NOTE

(Issued pursuant to Article 10 of Law No. 27287 and SBS Circular No. G-0090-2001)

We will pay jointly and severally to the order of BANCO BBVA PERU, on the due date indicated, the sum of amount corresponding to the settlement of the sums owed to the Bank, by virtue of the Credit Agreement of the reference.

From its maturity date until its total cancellation, the amount of this promissory note will accrue compensatory interest and moratoriums. The constitution in arrears will be automatic. Likewise, until the date of its total cancellation, I will also pay the commissions and expenses that may arise.

The compensatory interest rates, moratoriums, as well as the commissions and expenses that I am obliged to pay according to the preceding paragraph, appear in the tariff of BANCO BBVA PERU that I declare to know and accept, the same that is at my disposal in its offices and may be unilaterally modified by BANCO BBVA PERU, The publication of the tariff at the offices of BANCO BBVA PERU is sufficient for communication. The rates applicable to compensatory interest, moratoriums, as well as the commissions and expenses indicated will be the highest rates that the Bank has at the time of payment or, at the Bank’s option, any of the interest rates, commissions and expenses that would have been in force since the time of the issuance of this title.

This promissory note shall not require protest for its execution. However, the holder may protest against it, in which case we will assume the expenses and commissions of such diligence.

I accept the total or partial extensions that are noted in this document even if they are not subscribed by me (us). This promissory note may be freely transferred and negotiated by the holder.

I expressly authorize BANCO BBVA PERU to debit any of my accounts or deposits with the Bank at the maturity of this promissory note or its extensions, as well as to proceed to apply to the debt any balance that the Bank had in my favor, without the need for prior notice or subsequent confirmation. This authorization for direct debit is extended to accounts in national or foreign currency, for the corresponding value, and will be paid to BANCO BBVA PERU for the opportunity in which it makes use of this authorization and for the exchange rate applicable to the operation.

This promissory note, as well as its prorogations, shall not constitute novation of the obligation contained in the referendum contract; and in accordance with Article 1233 of the Civil Code, its issuance, extension or renewal shall not extinguish in any case the principal or original obligation, even if it is impaired for any reason.

This promissory note is commercial in nature and is subject to the provisions of the Securities Law, the Banking Law and the enforcement process indicated in the Code of Civil Procedure, where applicable.

For the purposes of the execution of this title, I designate as my address the one stated at the bottom of the same and I submit to the jurisdiction of the judges of _______________________________________.

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